Exhibit 99.1

Contact:
	David Gryska	Brian P. Gill
	Sr. Vice President and	Vice President, Global
	Chief Financial Officer	Corporate Communications
	Celgene Corporation	Celgene Corporation
	(908) 673-9059	(908) 673-9530
CELGENE REPORTS RECORD FOURTH QUARTER AND FULL YEAR 2007 PRODUCT SALES AND OPERATING PROFITS
2007 Fourth Quarter Financial Results Year-Over-Year:
•	Total Revenue Increased 51 Percent to $414.6 Million

•	REVLIMID® Net Product Sales Increased 100 Percent to $247.4 Million

•	THALOMID® Net Product Sales Increased to $112.6 Million

•	Adjusted Operating Income Increased 97 Percent to $156.5 Million

•	Adjusted Net Income Increased 78 Percent to $132.8 Million

·

•	Adjusted Earnings Per Share Increased 72 Percent to $0.31 Per Diluted Share·

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2007 Full Year Financial Results Year-Over-Year:
•	Total Revenue Increased 56 Percent to $1.406 Billion · REVLIMID Net Product Sales Increased 141 Percent to $773.9 Million

•	THALOMID Net Product Sales Increased to $447.1 Million

•	Adjusted Operating Income Increased 104 Percent to $529 Million

•	Adjusted Net Income Increased 116 Percent to $452.9 Million

•	Adjusted Diluted Earnings Per Share doubled to $1.06

$Pure Compliance (RR) Paragraph

2008 Financial Outlook (Excluding Pharmion):
•	Total Revenue Expected to Increase Nearly 30 Percent to Approximately $1.8 Billion

•	REVLIMID Revenue Expected to Increase More Than 60 Percent to Approximately

$1.25 Billion in Global Product Sales

•	Adjusted Diluted Earnings Per Share Targeted to Increase Approximately 45 Percent to a Range of $1.50 to $1.55
Recent Developments/Highlights:
•	Celgene Anticipates Closing of Pharmion Acquisition in March 2008 as a Result of Expiration of Hart-Scott-Rodino Thirty Day Waiting Period, and Anti-Trust Clearance from German Federal Cartel Office

•	REVLIMID Receives Marketing Authorization Approval from Australian Therapeutic Goods Administration For Treatment of Multiple Myeloma

•	REVLIMID Receives Marketing Authorization Approval from Canadian Therapeutic Products Directorate For Treatment of Deletion 5q MDS

•	REVLIMID® Receives Negative Opinion for Treatment of Deletion 5q MDS from European Medicines Agency, Celgene to Apply for Re-examination of the CHMP Opinion in 1H2008

•	Signed Agreement to Acquire Pharmion Corporation for $2.9 Billion in Cash and Stock; Transaction Expected to Accelerate Financial Growth Over Next Five Years

•	REVLIMID Listing in the DrugPoints and DrugDex Compendia for the Treatment of Newly Diagnosed Multiple Myeloma (NDMM) in Combination with Dexamethasone

•	Commercialized REVLIMID in Several Countries

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More Than 113 Abstracts Presented at ASH 2007; 25 Oral Presentations Including Updated Clinical Data for REVLIMID in Newly Diagnosed Multiple Myeloma, Non-Deletion 5q MDS, Chronic Lymphocytic Leukemia (CLL) and Non-Hodgkin’s Lymphoma (NHL)

•	REVLIMID and Low-Dose Dexamethasone Achieved an Unprecedented Two-Year Survival Rate (87%) in an Eastern Cooperative Oncology Group (ECOG) Phase III Trial in Newly Diagnosed Multiple Myeloma

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Southwestern Oncology Group (SWOG) Study Reported REVLIMID and Dexamethasone Demonstrated Superior Overall Response Rates (85%) Compared to (55%) Dexamethasone Alone; One-Year Progression-Free Survival (77%) Compared to (51%) Dexamethasone Alone

•	The Journal Blood Published Updated Data From the Phase II BiRD (Biaxin/REVLIMID/Dexamethasone) Study Showing a 38.9% Complete Response

•
Two Major Phase III Studies Published in The New England Journal of Medicine Reported REVLIMID Plus Dexamethasone Shows Increased Overall Survival Advantage to Dexamethasone Plus Placebo in Patients Previously Treated for Multiple Myeloma

•	Clinical Data From REVLIMID Study In Myelodysplastic Syndromes Reported In the Journal Blood

•	Initiated REVLIMID Phase II CLL-001 Dose-Escalation Study in Relapsed/Refractory Chronic Lymphocytic Leukemia

2008 Selected Corporate Objectives
•	Complete Acquisition and Integration of Pharmion Corporation

•	Maximize the Commercial Potential of REVLIMID in More Than 30 Countries and Plan for Clinical, Commercial and Regulatory Opportunities in Nearly 100 Countries Over Next Five Years

•	Advance Regulatory Strategies to Expand REVLIMID Label to NDMM with FDA, EMEA and Other International Regulatory Agencies

•	Update REVLIMID Newly Diagnosed Multiple Myeloma Phase III Data from ECOG E4A03 Trial

•	Complete REVLIMID Phase II NHL-003 Trial in Aggressive Relapsed/Refractory Non-Hodgkin’s Lymphoma

•	Complete Dose-Escalating Studies of REVLIMID in CLL-001

•	Initiate REVLIMID CLL and NHL Phase III Special Protocol Assessment (SPA) Trials

•	Complete Enrollment in REVLIMID Newly Diagnosed Multiple Myeloma Phase III MM-015 RMP Clinical Trial

•	Report REVLIMID Del 5Q Myelodysplastic Syndromes Phase III Data from

MDS-004 Clinical Trial

•	Initiate REVLIMID® Newly Diagnosed Multiple Myeloma Phase III MM-020 (Rd vs. MPT) International Clinical Study with 1,500 Patients

•	Submit Regulatory Filing for REVLIMID in Japan

•	Advance CC-4047 Clinical and Regulatory Strategies in Myelofibrosis, Multiple Myeloma, Sickle Cell Anemia and Solid Tumors

•	Advance Regulatory Strategies for Lead TNFá/PDE4 Inhibitor CC-10004 in Moderate/Severe Psoriasis and Psoriatic Arthritis

•	Evaluate Activity of TNFá/PDE4 Inhibitor CC-11050 in Broad Range of Inflammatory Indications

•	Initiate Clinical Investigation for CC-930

•	File IND for Clinical Investigation of PDA001 Placental Derived Stem Cell Program
SUMMIT, NJ — (January 31, 2008) — Celgene Corporation (NASDAQ: CELG) announced adjusted net income of $132.8 million, or adjusted earnings per diluted share of $0.31 for the quarter ended December 31, 2007. Based on U.S. Generally Accepted Accounting Principles (GAAP), Celgene reported net income of $75.3 million, or diluted earnings per share of $0.18 for the quarter ended December 31, 2007, including the after-tax impact of share-based employee compensation expense of $17.2 million, compared to net income in the prior year of $22.9 million or diluted earnings per share of $0.06, including the after-tax impact of share-based employee compensation expense of $17.9 million. Total revenue was $414.6 million for the quarter ended December 31, 2007, an increase of 50.8 percent from 2006. The increase in total revenue was driven by REVLIMID net sales of $247.4 million, an increase of 100 percent over the same period in 2006. THALOMID® net sales reached $112.6 million. ALKERAN® net sales for the fourth quarter of 2007 were $20 million compared to $15.4 million in the fourth quarter of 2006, an increase of 29.7 percent. Revenue from Focalin™ and the Ritalin® family of drugs totaled $28.4 million for the fourth quarter of 2007 compared to $19.6 million over the same period last year.

For the full year of 2007, total revenue was a record $1.406 billion, an increase of 56.4 percent year-over-year. Total net product sales reached a record $1.3 billion, an increase of 60.2 percent year-over-year. REVLIMID net sales for the full year 2007 reached $773.9 million compared to $320.6 million in 2006. THALOMID net sales for the full year 2007 were $447.1 million compared to $433.0 million in 2006. Celgene posted adjusted net income of $452.9 million or adjusted earnings per diluted share of $1.06 during the full year 2007, compared to adjusted net income of $210.1 million or adjusted earnings per diluted share of $0.53 for 2006. For the full year of 2007 on a U.S. GAAP basis, Celgene reported net income of $226.4 million or earnings per diluted share of $0.54, compared to GAAP net income of $69 million or earnings per diluted share of $0.18 in 2006.
See the attached Condensed Consolidated Statements of Operations and Reconciliation of GAAP Earnings to Adjusted Earnings for an explanation of the amounts excluded and included to arrive at adjusted net income, adjusted per share amounts and adjusted pro-forma income tax rate, for the three-month and full-year periods ended December 31, 2007, and 2006. Adjusted or Non-GAAP financial measures provide investors and management with supplemental measures of operating performance and trends that facilitate comparisons between periods before, during and after certain items that would not otherwise be apparent on a GAAP basis. Certain unusual or non-recurring items that management does not believe affect the Company’s basic operations do not meet the GAAP definition of unusual or non-recurring items. Adjusted net income and adjusted earnings per share are not, and should not be viewed as a substitute for similar GAAP items. We define adjusted diluted earnings per share amounts as adjusted net income divided by the GAAP weighted average number of diluted shares outstanding. Our definition of adjusted net income and adjusted diluted earnings per share may differ from similarly named measures used by others.
To support clinical development and to advance global regulatory filings, the Company increased R&D investments in multiple international clinical programs evaluating REVLIMID® and other IMIDs® compounds. For the fourth quarter of 2007, the Company incurred adjusted R&D expenses of $93 million. These R&D expenditures support ongoing clinical progress in multiple proprietary development programs for REVLIMID and other IMiDs compounds; for our lead oral anti-inflammatory compounds; our pleiotropic pathway modifier program; as well as our kinase and ligase inhibitor programs and placental-derived stem cell program. On a GAAP basis, R&D expenses were $98.5 million for the fourth quarter of 2007.
Adjusted selling, general and administrative expenses were $119.8 million for the fourth quarter in 2007 compared to $83 million for the fourth quarter of 2006. The increase is due to marketing and sales expenses related to product launch activities in Western Europe and continued expansion of Celgene International in over 50 countries and regions including the rest of Europe, Japan, Australia, Canada, Russia, Southeast Asia, and Latin America. On a reported GAAP basis, selling, general and administrative expenses were $133.2 million for the fourth quarter in 2007.
For the quarter ended December 31, 2007, adjusted interest and other income, net, increased to $28.1 million compared to $17.3 million in the same period in 2006.

Celgene reported $2.739 billion in cash, cash equivalents, and marketable securities as of December 31, 2007, an increase of $209.2 million over the sequential quarter ended September 30, 2007.
“These major accomplishments across all business functions position Celgene to achieve even greater success in 2008 and beyond that will benefit both our patients and stakeholders around the world,” said Celgene Chairman and Chief Executive Officer Sol J. Barer, Ph.D.
Webcast
Celgene will host a conference call to discuss the results and achievements of its fourth quarter 2007 and full year 2007 operating and financial performance on January 31, 2008, at 9:00 a.m. EST. The conference call will be available by webcast at www.celgene.com. An audio replay of the call will be available from noon January 31, 2008, until midnight EST February 7, 2008. To access the replay, dial 1-888-203-1112 and enter reservation number 2364111. The Company’s first quarter 2008 financial and operational results will be reported on April 24, 2008.
About Celgene
Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of novel therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the Company’s website at www.celgene.com.
This release contains certain forward-looking statements which involve known and unknown risks, delays, uncertainties and other factors not under the Company’s control, which may cause actual results, performance or achievements of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include results of current or pending research and development activities, actions by the FDA and other regulatory authorities, and those factors detailed in the Company’s filings with the Securities and Exchange Commission such as Form 10-K, 10-Q and 8-K reports.
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Celgene Corporation and Subsidiaries
Condensed Consolidated Statement of Operations and
Reconciliation of GAAP Earnings to Adjusted Earnings
(Unaudited)
(In thousands, except per share data)

	Three Months Ended				Three Months Ended
	December 31, 2007				December 31, 2006
	GAAP	Adjustments(1)		Adjusted	GAAP	Adjustments(1)		Adjusted
Net product sales	$380,531			$380,531	$251,856	$—		$251,856
Collaborative agreements and other revenue	5,589			5,589	5,342	—		5,342
Royalty revenue	28,470			28,470	17,756	—		17,756

Total revenue	414,590	—		414,590	274,954	—		274,954

Cost of goods sold	45,404	(199)(2	) (4)	45,205	34,744	190(2	) (4)	34,934
Research and development	98,536	(5,520	)(2)	93,016	80,323	(2,702	)(2)	77,621
Selling, general and administrative	133,154	(13,308)(2	) (3)	119,846	100,174	(17,207)(2	) (3)	82,967

Total costs and expenses	277,094	(19,027)		258,067	215,241	(19,719)		195,522

Operating income	137,496	19,027		156,523	59,713	19,719		79,432

Equity in losses of affiliated companies	1,150	(947	)(4)	203	3,031	(2,710	)(4)	321
Interest and other income, net	28,148	(29	)(5)	28,119	17,228	120	(5)	17,348

Income before taxes	164,494	19,945		184,439	73,910	22,549		96,459

Income tax provision (benefit)	89,172	(37,529	)(6)	51,643	50,998	(29,009	)(6)	21,989

Net income	$75,322	$57,474		132,796	$22,912	$51,558		$74,470

Per common share:
Net income — basic	$0.19	$0.15	(7)	$0.34	$0.06	$0.14	(7)	$0.20

Net income — diluted	$0.18	$0.13	(7)	$0.31	$0.06	$0.12	(7)	$0.18

Weighted average shares -basic	390,301			390,301	365,820			365,820

Weighted average shares -diluted	433,850			433,850	419,334			419,334

Notes to Reconciliation of GAAP Earnings to Adjusted Earnings

(1)
Adjusted net income and adjusted per share amounts for the three-month periods ended December 31, 2007 and 2006 eliminate the effects of charges for share-based employee compensation expense associated with the application of the Statement of Financial Accounting Standards, or SFAS, No. 123 (revised 2004), “Share-Based Payment”, or SFAS 123(R). The after tax net impact of share-based employee compensation expense reduced GAAP net income by $15,332, or $0.04 per diluted share, for the three-month period ended December 31, 2007 and $12,551, or $0.03 per diluted share, for the three-month period ended December 31, 2006. Adjusted net income and per share amounts for the three-month periods ended December 31, 2007 and 2006 also exclude amortization of acquisition intangibles resulting from the acquisition of Penn T Limited, charges to record our share of equity losses in EntreMed, Inc., charges recorded for changes in the estimated value of our investment in EntreMed, Inc. warrants and adjustments to the income tax provision to reflect an estimated pro-forma income tax rate. See below for a description of line item adjustments.

Line Item Adjustments:

(2)	To exclude SFAS 123(R) share-based compensation expense totaling $17,194 and $17,946 for the three-month periods ended December 31, 2007 and 2006, respectively.

(3)	To exclude the amortization of acquisition intangibles resulting from the acquisition of Penn T Limited in the amount of $2,315 in 2007 and $2,268 in 2006.

(4)	To exclude the Company’s share of equity losses in EntreMed, Inc. and to adjust for our share of THALOMID royalties payable to EntreMed, Inc.

(5)	To exclude the charge recorded for changes in the estimated value of the Company’s investment in EntreMed, Inc. warrants.

(6)
The adjusted income tax provision reflects an annualized 28.0% estimated pro-forma income tax rate for 2007 and a 32.0% estimated pro-forma income tax rate for 2006. The tax rates for both years were computed by taking the Company’s GAAP earnings in each taxable jurisdiction in which the Company operates and making adjustments required to arrive at taxable income (“book-tax adjustments”). Taxable income is increased to add-back the tax deduction for the exercise of employee stock options. In jurisdictions where net operating losses are available for carry forward, taxable income is reduced by the amount of net operating loss carry forwards that the Company believes will be deductible and sustainable upon audit. Taxable income, after the adjustments for employee stock options and net operating loss carryforwards, is multiplied by the applicable statutory tax rate to arrive at estimated taxes due. Estimated taxes due are divided by the Company’s adjusted income before taxes to arrive at the pro-forma income tax rates.

(7)	Adjusted per share amounts represent adjusted net income divided by the GAAP weighted average number of shares outstanding.

Celgene Corporation and Subsidiaries
Condensed Consolidated Statement of Operations and
Reconciliation of GAAP Earnings to Adjusted Earnings
(Unaudited)
(In thousands, except per share data)

	Twelve Months Ended				Twelve Months Ended
	December 31, 2007				December 31, 2006
	GAAP	Adjustments(1)		Adjusted	GAAP	Adjustments(1)		Adjusted
Net product sales	$1,300,441	$—		$1,300,441	$811,605	$—		$811,605
Collaborative agreements and other revenue	20,109	—		20,109	18,189	—		18,189
Royalty revenue	85,270	—		85,270	69,079	—		69,079

Total revenue	1,405,820	—		1,405,820	898,873	—		898,873

Cost of goods sold	130,239	(1,151)(2	) (4)	129,088	125,892	(805)(2	) (4)	125,087
Research and development	398,590	(57,735)(2	) (6)	340,855	258,621	(12,740	)(2)	245,881
Selling, general and administrative	451,870	(45,033)(2	) (3)	406,837	339,669	(71,183)(2	) (3)	268,486

Total costs and expenses	980,699	(103,919)		876,780	724,182	(84,728)		639,454

Operating income	425,121	103,919		529,040	174,691	84,728		259,419

Equity in losses of affiliated companies	4,488	(3,978	)(4)	510	8,233	(7,912	)(4)	321
Interest and other income, net	96,336	4,217(2	) (5)	100,553	36,437	418	(5)	36,855

Income before taxes	516,969	112,114		629,083	202,895	93,058		295,953

Income tax provision (benefit)	290,536	(114,393	)(7)	176,143	133,914	(48,087	)(7)	85,827

Net income	$226,433	$226,507		452,940	$68,981	$141,145		210,126

Per common share:
Net income — basic	$0.59	$0.59	(8)	$1.18	$0.20	$0.40	(8)	$0.60

Net income — diluted	$0.54	$0.52	(8)	$1.06	$0.18	$0.35	(8)	$0.53

Weighted average shares -basic	383,225			383,225	352,217			352,217

Weighted average shares -diluted	431,858			431,858	407,181			407,181

Notes to Reconciliation of GAAP Earnings to Adjusted Earnings

(1)
Adjusted net income and adjusted per share amounts for the twelve-month periods ended December 31, 2007 and 2006 eliminate the effects of charges for share-based employee compensation expense associated with the application of the Statement of Financial Accounting Standards, or SFAS, No. 123 (revised 2004), “Share-Based Payment”, or SFAS 123(R). The after tax net impact of share-based employee compensation expense reduced GAAP net income by $48,605, or $0.11 per diluted share, for the twelve-month period ended December 31, 2007 and $53,196, or $0.13 per diluted share, for the twelve-month period ended December 31, 2006. Adjusted net income and per share amounts for the twelve-month periods ended December 31, 2007 and 2006 also exclude amortization of acquisition intangibles resulting from the acquisition of Penn T Limited, charges to record our share of equity losses in EntreMed, Inc., charges recorded for changes in the estimated value of our investment in EntreMed, Inc. warrants and adjustments to the income tax provision to reflect an estimated pro-forma income tax rate. Also, the twelve-month period ended December 31, 2006 excludes accelerated depreciation expense related to the Company’s corporate headquarters relocation. The twelve-month period ended December 31, 2007 also excludes research charges related to our collaborative arrangements with Array Biopharma, Inc. and PTC Therapeutics. See below for a description of line item adjustments.

Line Item Adjustments:

(2)	To exclude SFAS 123(R) share-based compensation expense totaling $58,825 and $76,643 for the twelve-month periods ended December 31, 2007 and 2006, respectively.

(3)
To exclude the amortization of acquisition intangibles resulting from the acquisition of Penn T Limited in the amount of $9,070 in 2007 and $8,718 in 2006 and to exclude accelerated depreciation expense related to the relocation of the Company’s corporate headquarters in the amount of $202 in 2006.

(4)	To exclude the Company’s share of equity losses in EntreMed, Inc. and to adjust for our share of THALOMID royalties payable to EntreMed, Inc.

(5)	To exclude the charge recorded for changes in the estimated value of the Company’s investment in EntreMed, Inc. warrants.

(6)	To exclude $41,050 of research and development charges related to the 2007 collaboration arrangements with Array Biopharma, Inc. and PTC Therapeutics.

(7)
The adjusted income tax provision reflects an annualized 28.0% estimated pro-forma income tax rate for 2007 and a 32.0% estimated pro-forma income tax rate for 2006. The tax rates for both years were computed by taking the Company’s GAAP earnings in each taxable jurisdiction in which the Company operates and making adjustments required to arrive at taxable income (“book-tax adjustments”). Taxable income is increased to add-back the tax deduction for the exercise of employee stock options. In jurisdictions where net operating losses are available for carry forward, taxable income is reduced by the amount of net operating loss carry forwards that the Company believes will be deductible and sustainable upon audit. Taxable income, after the adjustments for employee stock options and net operating loss carryforwards, is multiplied by the applicable statutory tax rate to arrive at estimated taxes due. Estimated taxes due are divided by the Company’s adjusted income before taxes to arrive at the pro-forma income tax rates.

(8)	Adjusted per share amounts represent adjusted net income divided by the GAAP weighted average number of shares outstanding.

Celgene Corporation and Subsidiaries
Condensed Consolidated Balance Sheet Data
(Unaudited)
(In thousands, except per share data)

	December 31,	December 31,
	2007	2006

Cash, cash equivalents & marketable	$2,738,918	$1,982,220
securities Total assets	3,588,279	2,735,791
Convertible notes	196,555	399,889
Stockholders’ equity	2,843,944	1,976,177